UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________________________
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )

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Check the appropriate box:
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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

______________________________________________________________________
SLEEP NUMBER CORPORATION
(Name of Registrant as Specified In Its Charter)
______________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
______________________________________________________________________

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SUPPLEMENT TO PROXY STATEMENT DATED APRIL 2, 2024
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2024

On May 20, 2024, Sleep Number Corporation made the following announcement to shareholders:

At Sleep Number’s 2024 Annual Meeting of Stockholders, to be held on May 21, 2024, stockholders will have the opportunity to vote on a proposal to approve an amendment to the Company’s 2020 Equity Incentive Plan to increase the number of shares reserved for issuance by 1,500,000 shares (“Proposal 4”). The Board of Directors believes that these additional shares are necessary to support our team members’ retention and reinforce their alignment with stockholders.

Ahead of the Annual Meeting, the Board has continued to evaluate additional actions to conserve equity and maximize the impact of the shares available for grants to team members under the 2020 Plan. To that end, the Management Development and Compensation Committee formally approved that all director cash compensation in 2025 must be taken in cash, effectively suspending the ability to take stock in lieu of cash.

The Board of Directors also continues to recommend unanimously that shareholders vote “FOR” Proposal 4, and all the proposals on the ballot for our 2024 Annual Meeting, which the Board believes are in the best interests of shareholders and the Company and supports our goal of delivering long-term shareholder value.